UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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SCHEDULE 14A

SCHEDULE 14A INFORMATION

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Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by Registrant [X]

Filed by a party other than the Registrant [  ]

Check the appropriate box:

[  ] Preliminary Proxy Statement

[  ] Confidential, for Use of the Commission Only (as permitted by Rules
     14a-6(e)(2) and 14c-5(d)(2))

[X] Definitive Proxy/Information Statement

[  ] Definitive Additional Materials

[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

UQM Technologies, Inc.

(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

 [X] No fee required.

 [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

 [ ] Fee paid previously with preliminary materials.

 [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
      0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

UQM TECHNOLOGIES, INC.

7501 Miller Drive

Frederick, Colorado 80530

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON AUGUST 11, 2004

The annual meeting of shareholders of UQM Technologies, Inc. will be held on August 11, 2004, at 10:00 a.m., Denver Time at the Radisson North Denver Hotel, 83 East 120th Avenue, Thornton, Colorado 80233 for the following purposes:

                      1.    To elect a Board of five (5) directors to serve for the ensuing year and thereafter until their successors are duly elected and qualified.

                      2.    To transact such other business as may properly come before the meeting.

The record date for the Annual Meeting of Shareholders has been fixed at June 25, 2004. Only shareholders of record at the close of business on that date will be entitled to notice of and to vote at the meeting.

                                                                                                                     By order of the Board of Directors

July 10, 2004

                                                                                                                    /s/ Donald A. French

                                                                                                                     Donald A. French, Secretary

YOUR VOTE IS IMPORTANT. All shareholders, whether or not they expect to attend the Annual Meeting, are requested to complete, date, sign and mail the enclosed proxy, which is solicited by the Board of Directors. The enclosed envelope may be used for that purpose. If you attend the meeting, you may vote in person even though you have given a proxy.

PROXY STATEMENT

____________________________

UQM TECHNOLOGIES, INC.

7501 Miller Drive

Frederick, Colorado 80530

____________________________

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON AUGUST 11, 2004

____________________________

This proxy statement is being mailed on or about July 12, 2004, to the shareholders of UQM Technologies, Inc. ("UQM" or the "Company") in connection with the solicitation by the Board of Directors of the enclosed form of proxy for the Annual Meeting of Shareholders to be held on August 11, 2004. The last Annual Meeting of Shareholders was held on August 19, 2003.

If the enclosed proxy is properly signed and returned to the Company, the shares represented by the proxy will be voted at the meeting. If a shareholder indicates in his proxy a choice with respect to any matter to be voted upon, the shares will be voted in accordance with the shareholder's choice. If no choice is indicated, the shares will be voted "for" each of the proposals. A shareholder giving a proxy may revoke it at any time before it is voted by giving written notice to the Secretary of the Company, by executing a proxy bearing a later date or by attending the meeting and voting in person.

PERSONS MAKING THE SOLICITATION

This proxy is solicited on behalf of the Board of Directors of the Company. The solicitation will be made predominately by mail. The expense of such solicitation will be borne by the Company and will include reimbursement paid to brokerage firms and others for their expenses in forwarding solicitation material regarding the meeting to beneficial owners. Further solicitation of proxies may be made by telephone or oral communication with some shareholders of the Company following the original solicitation. All such further solicitation will be made by regular employees of the Company, who will not be additionally compensated therefor.

SHAREHOLDERS ENTITLED TO VOTE

Shareholders of record at the close of business on June 25, 2004, will be entitled to vote at the meeting. As of that date there were 19,574,730 shares of the Company's $.01 par value common stock outstanding, each share being entitled to one vote. The Company has no other classes of voting securities. The Company's articles of incorporation provide that one-third of the outstanding shares of the common stock entitled to vote, represented in person or by proxy, shall constitute a quorum at any shareholders' meeting. In the election of directors, that number of candidates equaling the number of directors to be elected, having the highest number of votes cast in favor of their election, are elected to the Board of Directors. Cumulative voting is not allowed in the election of directors or for any other purposes.

With regard to the election of directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect on the vote. Abstentions may be specified on all proposals except the election of directors and will be counted as present for purposes of determining the existence of a quorum regarding the item on which the abstention is noted. Abstentions will have no effect on the vote to ratify the appointment of auditors. Under applicable Colorado law, a broker non-vote will have no effect on the outcome of the matters to be voted on at the meeting.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of "Householding" proxy statements and annual reports. This means that only one copy of the Corporation's Proxy Statement or Annual Report to Shareholders may have been sent to multiple shareholders in each household. The Company will promptly deliver a separate copy of either document to any shareholder upon written or oral request to the Secretary of the Company, UQM Technologies, Inc., 7501 Miller Drive, P.O. Box 439, Frederick, Colorado 80530, telephone: (303) 278-2002. Any shareholder who wants to receive separate copies of the Proxy Statement or Annual Report to shareholders in the future, or any shareholder who is receiving multiple copies and would like to receive only one per household, should contact the shareholder's bank, broker, or other nominee record holder, or the shareholder may contact the Company at the above address and phone number.

ELECTION OF DIRECTORS

Pursuant to the bylaws of the Company, the Board of Directors shall consist of not fewer than three directors. The Board of Directors currently consists of five members. The Board of Directors has nominated five candidates to stand for election to the Board of Directors, four of whom are independent directors, as defined in the applicable rules for companies traded on the American Stock Exchange, and fifth of whom is the Company's Chief Executive Officer. Proxies may not be voted for more than five persons. The Board of Directors is not classified, and each director serves for a term of one year and thereafter until his successor is duly elected and qualified.

At the Annual Meeting, the shareholders will elect five members to the Board of Directors. In the absence of instructions to the contrary, the proxy holders will vote the shares represented by proxy in favor of the nominees listed below. The Company expects each of the nominees listed below to be able to serve as a director. If any nominee should become unavailable, however, it is intended that the proxy holders will vote for a substitute designated by management.
Name	Age	Position with the Company	Officer or Director Since	Business Experience

William G. Rankin	60	Chairman of the Board, President and Chief Executive Officer	1994	Chairman of the Board of Directors since February 2000; Chief Executive Officer since August 1999; President and Chief Operating Officer since January 1996; Executive Vice President – Operations from 1994 through 1995.

Ernest H. Drew	67	Director, Member of the Audit Committee and Compensation and Benefits Committee	1999	Consultant and Investor since 1998; Chief Executive Officer of Westinghouse Industries & Technology Group from 1997 to 1998. Member of the Board of Management of Hoechst AG from 1995 to 1997. Director of Ashland, Inc., Public Service Enterprise Group and Thomas & Betts Corporation.
Stephen J. Roy	54	Director, Member of the Audit Committee and Compensation and Benefits Committee	2000	Principal, STL Capital Partners, LLC since 2002. Managing Director- Investment Banking for A. G. Edwards & Sons, Inc. from 1989 through 2002.

Lieutenant General Jerome H. Granrud (Retired)	67	Director, Member of the Audit Committee	2002	Consultant, the Spectrum Group since 1996.

Donald W. Vanlandingham	64	Director, Member of the Compensation and Benefits Committee	2003	Consultant, Cadwest LLC since 2003, Chairman of the Board of Directors of Ball Aerospace and Technologies Corporation, a wholly-owned subsidiary of Ball Corporation from 2002 to 2003; President and Chief Executive Office of Ball Aerospace and Technologies Corporation from 1996 to 2002.

No family relationship exists between any director, executive officer, significant employee or person nominated or chosen by the Company to become a director or executive officer.

There are no arrangements or understandings between any director and any other person pursuant to which any director was nominated as a director.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOREGOING NOMINEES.

During the fiscal year ended March 31, 2004 the Board of Directors held meetings on twelve occasions. The Company encourages all of its Directors to attend the Annual Meeting of Shareholders each year. At the last Annual Meeting of Shareholders held August 19, 2003 all members of the Board of Directors were in attendance. Each incumbent director attended or participated in more than seventy-five percent of the meetings of the Board of Directors and Board Committees on which he served during the period he was a director. Participation at meetings was sometimes by telephone, which is authorized under Colorado law. The votes of each director are recorded in the minutes for each matter considered by the Board of Directors. The independent Directors serving on the Board of Directors periodically meet as a group without management present. None of the directors listed above has been involved during the last five years in any legal proceedings that are material to an evaluation of the ability or integrity of that person to act as a director of the Company.

The Board of Directors has an Audit Committee and a Compensation and Benefits Committee. The Audit Committee has a written charter adopted by the Board of Directors that specifies its duties including assisting the Board of Directors in its general oversight of the Company's financial reporting, internal controls and audit functions, and its direct responsibility for the appointment, retention, compensation and oversight of the independent auditors. The audit committee consists of three directors, Messrs. Drew, Roy and Granrud, and met four times during fiscal 2004. All members of the audit committee are independent directors as defined in applicable rules of the American Stock Exchange and the Securities and Exchange Commission. The audit committee also includes at least one independent member, Mr. Roy, who the Board has determined meets the qualifications of an "audit committee financial expert" in accordance with SEC rules. See also "Report of the Audit Committee" below. The Compensation and Benefits Committee, which reviews the performance and compensation of the Company's Chief Executive Officer and administers the 2002 Equity Incentive Plan, consists of three directors, Messrs. Drew, Roy and Vanlandingham, and met five times during fiscal 2004. The Company does not have a Nominating Committee. The Company believes that it is appropriate for all members of the Board of Directors to consider whether the size and composition of the Board is appropriate in the context of the Company's business operations and to suggest changes when deemed appropriate. Priorities and emphasis by members of the Board of Directors may change from time-to-time due to changes in business operations or industry trends relative to the portfolio of skills and experience of current and prospective Board members. Generally, a diversity of factors such as age, general business experience, leadership and understanding and achievement in technology, manufacturing, marketing or finance are considered in the nomination process, although the Board has not established any specific minimum criteria or qualifications that a nominee must possess. Consideration of new Board nominee candidates typically involves internal discussions, identification of potential candidates and interviews with selected candidates. In general, candidates for nomination to the Board are generally suggested by Board members, Company employees and shareholders or business associates. The Company's newest director, Donald Vanlandingham was suggested as a candidate by the Chief Executive Officer after inquiries to business associates as to potentially available individuals with technology business operations experience. The Board of Directors will consider candidates proposed by shareholders using the same evaluation criteria as for other candidates. Any shareholder interested in submitting a prospective nominee for consideration by the Board of Directors should submit the candidate's name and qualifications addressed to: Corporate Secretary at 7501 Miller Drive, P.O. Box 439, Frederick, CO 80530.

COMMUNICATIONS FROM SHAREHOLDERS TO THE BOARD OF DIRECTORS

The Board of Directors recommends that any communications from shareholders be in writing and addressed to the Board in care of the Corporate Secretary, 7501 Miller Drive, P.O. Box. 439, Frederick, CO 80530. The name of any specific intended Board member should be noted in the communication. The Board has instructed the Corporate Secretary to forward such correspondence only to the intended recipient; however, the Board has also authorized the Corporate Secretary, prior to forwarding any correspondence, to review the correspondence, and in his discretion, not to forward certain items if they are deemed frivolous, of inconsequential commercial value or otherwise inappropriate for Board consideration.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors has furnished the following report on its activities:

The committee appointed the independent auditors, KPMG LLP, and reviewed and discussed the financial statements included in the Quarterly Reports on Form 10-Q and the audited financial statements in the Annual Report with management and KPMG LLP. The committee also reviewed with management and the independent auditors the reasonableness of significant judgements and the clarity and quality of disclosures in the financial statements, not just the acceptability of the Company's accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the committee discussed with the independent auditors' their independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board and considered whether the independent auditors' provision of non-audit services is compatible with the auditors' independence.

Audit Fees; Audit Related Fees; Tax and Other Services

In accordance with Audit Committee policy and applicable law, all services to be provided by the independent auditor KPMG LLP are pre-approved by the audit committee. Pre-approval includes audit services and audit-related services. Non-audit services, such as tax return preparation, are provided by service providers other than KPMG LLP.

The aggregate fees for professional services rendered by KPMG LLP during the fiscal years ended March 31, 2004 and 2003 were as follows:

Audit Fees. Fees for the audit of UQM Technologies, Inc. annual financial statements included in the Company's Form 10-K and for the review of the financial statements included in the Company's Forms 10-Q for the fiscal year ended March 31, 2004 and 2003 were $89,500 and $93,093, respectively.

Audit Related Fees. Fees for audit related services were $8,200 for the fiscal year ended March 31, 2003. These fees relate to services rendered in connection with registration statement filings.

No fees were paid to KPMG LLP for financial information systems design and implementation services, tax services or other services during the fiscal year ended March 31, 2004 and 2003.

The committee discussed with the Company's independent auditors the overall scope and plans for their audit and met with the auditors, with and without management present, to discuss the results of their examinations, their consideration and testing of the Company's internal controls as part of their audit, and the overall quality of the Company's financial reporting. The committee also reviewed the Company's disclosure controls. Four audit committee meetings were held during the fiscal year.

In reliance on the reviews and discussions referred to above, the committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended March 31, 2004 be filed with the Securities and Exchange Commission.

The Audit Committee of the Board of Directors:

Ernest H. Drew

Stephen J. Roy

Jerome H. Granrud

MANAGEMENT

The executive officers of the Company are:
Name Age Position

William G. Rankin 60 Chairman of the Board of Directors, President and Chief Executive Officer

Donald A. French 48 Treasurer, Secretary and Chief Financial Officer

Richard L. Hugen (1) 67 Vice President, Marketing and Sales

Ronald M. Burton 51 Vice President, Operations

  Mr. Hugen retired on June 30, 2004.

William G. Rankin, Chairman of the Board of Directors since February 2000 and Chief Executive Officer since August 1999, President and Chief Operating Officer since 1996, Executive Vice President-Operations from 1994 through 1995 and member of the Board of Directors since 1994, joined the Company in 1992.

Donald A. French, Treasurer, Secretary and Chief Financial Officer joined the Company in 1987. Mr. French also served as Controller from 1987 through 1998.

Richard L. Hugen, Vice President, Marketing and Sales joined the Company in April of 2000 as Director of Marketing and Sales and was appointed Vice President, Marketing and Sales in April 2001. From 1990 to 2000 Mr. Hugen was employed by Arnautical, Inc., an airline pilot training company, as Chief Instructor. From 1984 to 1990, Mr. Hugen served as National Sales Manager for XEL Corporation, a manufacturer of telecommunications equipment.

Ronald M. Burton, Vice President, Operations joined the Company in March, 2004. From 2001 to 2004 Mr. Burton was employed by Stature Electric, Inc., a motor manufacturing company, as Vice President of Sales and Engineering. From 1989 to 2001, Mr. Burton was employed by Globe Motors, a motor manufacturing company, where he served as Director of Engineering and Operations since 1993, and prior to that as Director of Engineering.

Section 16(a) Beneficial Ownership Reporting Compliance

Under the securities laws of the United States, the Company's directors, its executive (and certain other) officers, and any persons holding more than 10 percent of the Company's common stock are required to report their ownership of the Company's common stock and any changes in that ownership to the Securities and Exchange Commission, the American Stock Exchange, the Chicago Stock Exchange and the Pacific Stock Exchange. The Company is required to report in this statement any failure to file timely reports during fiscal 2004. Based on its review of Form 3, Form 4 and Form 5 filings, the Company believes that all required reports were filed timely during fiscal 2004 with the exception of 1) a report on Form 3 by Mr. Burton upon his initial employment which was filed twenty-six days delinquent and 2) a report on Form 4 filed by Messrs. Rankin, French and Hugen related to the grant of options to purchase common stock, which were filed two days delinquent.

Executive Compensation

The following table sets forth information concerning compensation earned by the Chief Executive Officer and any other executive officer whose total annual salary and bonus exceeded $100,000 for the three years ended March 31, 2004, 2003 and 2002:

Summary Compensation Table
Name of Individual and Position	Fiscal Year	Annual Compensation		Long-term Compensation Awards Number of Securities Underlying Options Granted	Other Compensation
		Salary	Bonus

William G. Rankin
Chairman, President	2004	$ 259,008	$ -0-	145,000	$ 18,623 (1)
and Chief Executive	2003	$ 259,008	$ -0-	100,000	$ 18,090 (1)
Officer	2002	$ 253,896	$ -0-	100,000	$ 17,596 (1)

Donald A. French
Treasurer, Secretary	2004	$ 174,663	$ -0-	100,000	$ 17,709 (1)
and Chief Financial	2003	$ 174,663	$ -0-	70,000	$ 17,058 (1)
Officer	2002	$ 169,345	$ -0-	70,000	$ 18,882 (1)

Richard L. Hugen (3)	2004	$ 125,000	$ -0-	18,500	$ 2,612 (2)
Vice President	2003	$ 125,000	$ -0-	45,000	$ 2,612 (2)
Marketing and Sales	2002	$ 114,183	$ -0-	35,000	$ 326 (2)

Ronald M. Burton (4)	2004	$ 3,096	$ -0-	50,000	$ -0-
Vice President	2003	$ 0	$ -0-	-0-	$ -0-
Operations	2002	$ 0	$ -0-	-0-	$ -0-

  Represents matching contributions to the Company's 401(k) Savings Plan, Company paid car allowance, certain professional fees, and key man life insurance premiums.
  Represents matching contributions to the Company's 401(k) Savings Plan.
  Mr. Hugen retired on June 30, 2004.
  Mr. Burton joined the Company on March 23, 2004.

The foregoing compensation tables do not include certain fringe benefits made available on a non-discriminatory basis to all Company employees such as group health insurance, dental insurance, long-term disability insurance, vacation and paid time off.

Option Grants During Fiscal 2004
Name of Individual and Position	Number of Securities Underlying Options Granted	Percentage of Total Options Granted to Employee in Fiscal 2004	Exercise Price Per Share	Expiration Date	Potential Realizable Value of Assumed Annual Rates of Stock Price Appreciation for the Option Term
					5% (3)	10% (4)
William G. Rankin
Chairman, President
and Chief Executive
Officer	145,000 (1)	30.2%	$ 2.41	2-27-14	$ 219,767	$ 556,933

Donald A. French
Treasurer,Secretary
and Chief Financial
Officer	100,000 (1)	20.8%	$ 2.41	2-27-14	$ 151,564	$ 384,092

Richard L. Hugen (5)
Vice President
Marketing and Sales	18,500 (2)	3.9%	$ 2.41	2-27-14	$ 28,039	$ 71,057

Ronald M. Burton (6)
Vice President
Operations	50,000 (1)	10.4%	$2.50	3-04-14	$ 78,612	$ 199,218

(1)      Represents options granted pursuant to the 2002 Equity Incentive Plan. The options granted vest as to one-third of the aggregate number of underlying shares on each of the next three annual anniversary dates following the date of grant. Additionally, the options are subject to forfeiture and have limitations as to marketability.

(2) Represents options granted pursuant to the 2002 Equity Incentive Plan. The options granted vested on the date of grant.

(3) The market capitalization of the Company, as determined by multiplying the outstanding number of shares of common stock at fiscal 2004 year end by the potential realizable share value achieved by applying the price appreciation methodology utilized in this table, would be approximately $97 million versus a market capitalization of approximately $60 million at March 31, 2004. Accordingly, the potential realizable value at assumed annual rates of stock price appreciation over the ten-year term to all shareholders is approximately $37 million assuming no increase in the number of shares of common stock outstanding over the ten-year term.

(4) The market capitalization of the Company, as determined by multiplying the outstanding number of shares of common stock at fiscal 2004 year end by the potential realizable share value achieved by applying the price appreciation methodology utilized in this table, would be approximately $155 million versus a market capitalization of approximately $60 million at March 31, 2004. Accordingly, the potential realizable value at assumed annual rates of stock price appreciation over the ten-year term to all shareholders is approximately $95 million assuming no increase in the number of shares of common stock outstanding over the ten-year term.

(5) Mr. Hugen retired on June 30, 2004.

(6) Mr. Burton joined the Company on March 23, 2004.

Aggregate Option Exercises During Fiscal Year 2004

and Option Values at the End of Fiscal Year 2004

Name of Individual and Position	Number of Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year End		Unexercised in-the-money Options at Fiscal Year End
			Exercisable	Unexercisable	Exercisable	Unexercisable

William G. Rankin
Chairman, President
and Chief Executive
Officer	-0-	$ -0-	761,538	245,000	$ 10,000	$ 112,800

Donald A. French
Treasurer, Secretary
and Chief Financial
Officer	-0-	$ -0-	529,309	170,000	$ 7,000	$ 78,000

Richard L. Hugen (1)
Vice President
Marketing and Sales	-0-	$ -0-	91,833	41,667	$ 16,340	$ 9,000

Ronald M. Burton (2)
Vice President
Operations	-0-	$ -0-	0	50,000	$ 0	$ 27,500
  Mr. Hugen retired on June 30, 2004.
  Mr. Burton Joined the Company on March 23, 2004.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about the Company's common stock that may be issued upon the exercise of options granted under the Company's existing equity compensation plans as of March 31, 2004, including the 1992 Stock Option Plan, which was adopted and approved by the Company's shareholders effective February 22, 1992, the 2002 Equity Incentive Plan, which was adopted and approved by the Company's shareholders effective April 3, 2002, the Outside Director's Stock Option Plan, which was adopted and approved by the Company's shareholders effective October 11, 1993, and the Employee Stock Purchase Plan, which was adopted and approved by the Company's shareholders effective March 13, 1990:

Plan Category	Number of Securities to be issued upon exercise of outstanding options and rights	Weighted-Average exercise price of outstanding options	Number of Securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) )

Equity compensation plans
approved by security holders	3,456,614	$ 4.89	1,049,991

Equity compensation plans not
approved by security holders	-		-

Total	3,456,614	$4.89	1,049,991

COMPENSATION AND BENEFITS COMMITTEE

REPORT ON EXECUTIVE COMPENSATION

The Compensation and Benefits Committee of the Board of Directors is responsible for establishing Company policy regarding all elements of executive compensation, including administering the 2002 Equity Incentive Plan and determining how many options will be granted to executive officers and other employees of the Company as a group. The Compensation and Benefits Committee currently consists of Messrs. Drew, Roy and Vanlandingham.

Policy

The Company's compensation program for its Chief Executive Officer, and all employees generally, is based on beliefs and principles designed to align compensation with business strategy, company values, and management initiatives. The program:

- Rewards the Chief Executive Officer for long-term strategic management and the enhancement of shareholder value by cash remuneration and by delivering appropriate ownership in the Company through    the grant of options.

- Integrates compensation programs with both the Company's annual and long-term strategic planning processes.

- Supports a performance-oriented environment that rewards performance with respect to Company goals.

- Attracts and retains key executives critical to the long-term success of the Company.

The Company's Compensation package for employees generally, and executive officers, in particular, consists of both cash remuneration and equity based compensation. The Company maintains a variety of benefit programs which are designed to allow the Company to attract and retain talented individuals in a variety of disciplines.

All employees may participate in the following benefit plans upon the attainment of certain entrance requirements:

- UQM Technologies Employee Benefit Plan

- 401(K) Retirement Plan of UQM Technologies, Inc.

- UQM Technologies, Inc. Employee Stock Purchase Plan

In addition, employees may be eligible for participation in the following benefit plans at the discretion of the Company's Board of Directors:

- UQM Technologies, Inc. 2002 Equity Incentive Plan

- UQM Technologies, Inc. Employee Stock Bonus Plan

The Board of Directors believes that equity based compensation is critical to the Company's ability to attract and retain qualified employees. The Company's equity based compensation plans are designed to encourage and create ownership in the Company's common stock, not only by executive officers, but by all employees generally. The Board believes that the equity based plans of the Company meet the objective of aligning key employees' long-range interests with those of shareholders by providing key employees with the opportunity to build a meaningful stake in the Company. The principal Company plans used to facilitate this objective are the 2002 Equity Incentive Plan and the Employee Stock Purchase Plan. Under the 2002 Equity Incentive Plan, employees are granted the right to acquire shares of the Company's common stock at a fixed price over a term not to exceed ten years. To further the Company's goal of encouraging equity ownership, all options granted under the 2002 Equity Incentive Plan provide that option holders may not sell stock received through employee benefit programs if the sale of such stock exceeds 10% of the total trading volume of the stock on the date of sale by the option holder on any stock exchange and in the over-the-counter market. The 2002 Equity Incentive Plan also provides for incremental vesting of stock options and generally restricts trading by option holders to specified periods throughout the Company's fiscal year.

Performance Evaluation of Chief Executive Officer

The Committee reviewed the performance of the Chief Executive Officer during the year and rated it as good. The Chief Executive Officer successfully completed a secondary offering of the Company's common stock, aggressively managed the cost structure of the Company during the economic downturn and successfully completed the divestiture of the Company's non-core contract electronics manufacturing business. The Compensation and Benefits Committee reviewed survey data of compensation increases for Executive Officers in the Denver Metropolitan Area. Reported data for the survey period, which covered the prior calendar year, indicated that the average increase in pay for Executive Officers in the survey group was 3.6 percent. However, based on the poor economic conditions throughout the fiscal year and the uncertain business climate the Committee recommended to the Board of Directors that the base salary of the Chief Executive Officer not be increased and that Mr. Rankin be granted stock options to acquire 145,000 shares of the Company's common stock, representing an increase of 45 percent over the number of options granted to Mr. Rankin in the previous year. Although the Committee did not survey the compensation of similarly sized publicly-traded technology companies, as it has in prior years, the Committee believes that the base salary of the Company's Chief Executive Officer remains in the upper half of the compensation level of the executive officers of the peer group of companies previously studied.

Additional Information

The compensation of the Chief Financial Officer is set by the Compensation and Benefits Committee based on the recommendations of the Chief Executive Officer, who evaluates subjectively and objectively his performance against assigned responsibilities. As noted above, the Compensation and Benefits Committee reviewed survey data of compensation increases for Executive Officers in the Denver Metropolitan Area. Reported data for the survey period, which covered the prior calendar year, indicated that the average increase in pay for Executive Officers in the survey group was 3.6 percent. However, based on the poor economic conditions throughout the fiscal year and the uncertain business climate the Committee recommended to the Board of Directors that the base salary of the Chief Financial Officer not be increased and that Mr. French be granted stock options to acquire 100,000 shares of the Company's common stock, representing an increase of 43 percent over the number of options granted to Mr. French in the previous year.

The Company has executed employment agreements with Mr. Rankin the Company's Chairman, President and Chief Executive Officer and Mr. French the Company's Treasurer, Secretary and Chief Financial Officer. The employment agreements provide for the payment of severance benefits to Messrs. Rankin and French if the executive is terminated "without cause", (as such term is defined in the employment agreements) (see also "Employment Agreements" below). The Compensation and Benefits Committee believes it advisable to provide compensation to executive managers upon termination of employment. The Compensation and Benefits Committee established the salaries in the employment agreements applying the criteria discussed above, and the employment agreements themselves were not a factor in determining salaries.

During fiscal 2004 the Compensation and Benefits Committee considered the grant of stock options on three occasions and recommended the grant of options to acquire 480,499 shares of common stock to employees of the Company, of which options to acquire 313,500 shares of common stock, or 65.2 percent, were granted to executive officers as a group. No options were granted to consultants during fiscal 2004. All options granted during fiscal 2004 to employees are exercisable at an amount equal to the fair market value of the Company's common stock on the date of grant.

The Compensation and Benefits Committee of the Board of Directors:

Ernest H. Drew

Stephen J. Roy

Donald W. Vanlandingham

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Company's Compensation and Benefits Committee currently consists of three outside directors, Messrs. Drew, Roy and Vanlandingham. During the fiscal year ended March 31, 2004, Messrs. Drew, Roy and Vanlandingham were not an officer or employee of the Company or its subsidiaries, were not a former officer or employee of the Company or its subsidiaries and did not have any relationship with the Company or its subsidiaries requiring disclosure.

EMPLOYMENT AGREEMENTS

The Company has entered into Employment Agreements with Messrs. Rankin and French pursuant to which each has agreed to serve in his present capacity for a term expiring December 31, 2007. The Employment Agreements provide that Messrs. Rankin and French will receive an annual base salary of $259,000 and $173,000, respectively. Messrs. Rankin and French also receive the use of an automobile and may receive bonuses and stock options. Messrs. Rankin and French were granted options to acquire 145,000, and 100,000 shares of common stock, respectively, during fiscal 2004.

Messrs. Rankin and French's Employment Agreements provide that if employment is terminated by the Company without cause during or after the term of the agreement (after three months' notice) or upon retirement after age 62.5, or upon attaining 25 years of service with the Company, the officer shall receive 24 months salary. If the officer terminates employment, he shall receive three months salary, unless the Company is in default, which shall be considered termination by the Company without cause. On termination by the Company following a change of control of the Company, the officer shall have the option of receiving all amounts remaining due in the agreement or twice the payment due on a termination by the Company in the absence of a change of control. If an officer dies during employment, his estate shall receive three months compensation. If the officer elects to retire at 62.5 years of age or upon attaining 25 years of service with the Company, the officer shall be entitled to continue to participate in the Company's group health insurance plan (at the officers cost) until attaining age 65.

The employment agreements further provide that the Company shall maintain at its expense, life insurance coverage on Messrs. Rankin and French payable to their designees in an amount equal to three times the annual compensation payable to each executive.

Pursuant to the Employment Agreements' Messrs. Rankin and French have agreed to at no time disclose to others any confidential information relating to the business affairs of the Company for any purpose other than the conduct of the Company's business and each has agreed to assign to the Company all right, title and interest in any inventions and patents developed in whole or in part by them, individually or with others, at any time during the term of the Employment Agreements, or six months thereafter, which relate to the business of the Company.

The Employment Agreements further provide that Messrs. Rankin and French, for a period of one year after the term of their respective Employment Agreements will not become affiliated with any person, firm or corporation whose business is similar to or in competition with the Company. Messrs. Rankin and French have agreed that for a period of one year after termination of their Employment Agreement, to not induce or attempt to induce any employee of the Company to leave the employ of the Company; nor will they induce or attempt to induce any customer, supplier or licensee to cease doing business with the Company.

BOARD OF DIRECTORS COMPENSATION

In fiscal 1994, the Board of Directors of the Company established the UQM Technologies, Inc. Stock Option Plan for Non-Employee Directors which is designed to encourage directors to participate in the ownership of the Company and therefore to more closely align their interests with those of the Company's shareholders. The Plan was approved by the Company's shareholders in February 1994. This plan was amended in 1999 and 2002. Pursuant to these amendments, Directors of the Company who are not officers may elect to receive an annual retainer of $15,000 in cash or the grant of options to acquire that number of shares of the Company's common stock that is equivalent to $15,000 as determined by utilizing the Black-Scholes option pricing model on the date of grant or a combination of cash and options. Directors electing option grants in lieu of cash compensation may elect option exercise periods ranging from three years to ten years, and must elect to receive options at least six months prior to the anticipated grant date in accordance with the terms of the UQM Technologies, Inc. Stock Option Plan for Non-Employee Directors. Options granted under the plan vest immediately. Directors are also reimbursed for ordinary and necessary expenses of attending meetings. In addition, directors upon their initial election to the Board of Directors, are awarded 2,000 shares of the Company's common stock at a purchase price of $0.01 per share. Directors who are full-time officers of the Company are not entitled to additional compensation for their service as directors.

The following table sets forth information concerning remuneration to directors of the Company during fiscal 2004:
Name of Director	Number of Securities Underlying OptionsGranted	Price Per Share	Expiration Date	Shares of Common Stock Awarded	Cash Compensation

Ernest H. Drew	12,500	$3.40	August 19, 2006	-	-
Stephen J. Roy	-	-	-	-	$ 15,000
William G. Rankin (1)	-	-	-	-	-
Jerome H. Granrud	-	-	-	-	$ 15,000
Donald W. Vanlandingham (2)	5,096	$3.40	August 19, 2008	2,000	$ 8,326

_____________

(1)    Officers of the Company serve on the Board without additional compensation.

(2)    Mr. Vanlandingham joined the Board of Directors in May 2003.

PERFORMANCE GRAPH

The following graph represents the yearly percentage change in the cumulative total return on the common stock of UQM Technologies, Inc., the group of companies comprising the S&P Electrical Equipment Index, and those companies comprising the S&P 500 Index for the five year period from 1999 through 2004:

COMPARISON OF CUMULATIVE FIVE YEAR TOTAL RETURN
$250
$200
$150
$100
$50
$0
Mar99
Mar00
Mar01
Mar02
Mar03
Mar04
UQM TECHNOLOGIES INC
S&P 500 INDEX
S&P 500 ELECTRICAL EQUIPMENT

SECURITY OWNERSHIP OF CERTAIN OWNERS AND MANAGEMENT

The following table shows the ownership of the Company's $0.01 par value common stock by (i) beneficial owners of 5 percent or more of the Company's common stock, (ii) each director and nominee director, (iii) the Chief Executive Officer and each other executive officer whose annual salary and bonus exceeds $100,000 and (iv) all directors and executive officers as a group, as of June 25, 2004.

Unless otherwise noted, each shareholder exercises sole voting and investment power with respect to the shares beneficially owned:
Name of Shareholder	Number of Common Shares Beneficially Owned	Percent of Class (1)

William G. Rankin	860,538	4.22
Donald A. French	569,321	2.83
Richard L. Hugen (2)	96,016.49
Ronald M. Burton (3)	-	-
Ernest H. Drew	311,720	1.59
Stephen J. Roy	9,977	-
Jerome H. Granrud	2,000	-
Donald W. Vanlandingham	7,096	-
Director and Executive Officers as a Group (8 persons)	1,856,668	8.81
  Calculated separately for each holder on the basis of the actual number of outstanding shares as of June 25, 2004. Assumes that shares issuable upon exercise of options and warrants held by such person (but not by anyone else) and exercisable within 60 days have been issued as of such date.
  Mr. Hugen retired on June 30, 2004.
  Mr. Burton joined the Company on March 23, 2004.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain transactions between the Company and members of the Compensation and Benefit Committee of the Company's Board of Directors are described above under "Compensation Committee Interlocks and Insider Participation".

PROPOSALS BY SHAREHOLDERS

In accordance with rules of the Securities and Exchange Commission, shareholders of the Company may present proposals to the Company for inclusion in the Company's proxy statement prepared in connection with its next regular Annual Meeting of Shareholders.

Proposals to be included in the proxy statement prepared in connection with the next Annual Meeting of Shareholders to be held in August 2005 must be received by the Company no later than March 15, 2005 in order to be considered for inclusion.

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OTHER MATTERS

As of the date of this proxy statement, the Board of Directors is not aware of any other matters to be presented for action at the meeting, nor has it been advised that others will present any other matters. If any other matters do properly come before the meeting, the proxy holders intend to vote the proxies held by them in accordance with their best judgment on such matters.

ANNUAL REPORT

Upon the receipt of a written request from any shareholder, the Company will mail, at no charge to the shareholder, a copy of the Company's fiscal 2004 Annual Report on Form 10-K, including the financial statements and schedules required to be filed with the Securities and Exchange Commission pursuant to Rule 13a-1 under the Exchange Act. Written requests for such Report should be directed to:

Secretary

UQM Technologies, Inc.

7501 Miller Drive

P.O. Box 439

Frederick, Colorado 80530

Phone (303) 278-2002

The Company's Annual Report on Form 10-K is also available on the Company's web site at www.uqm.com or at the web site that the Securities and Exchange Commission maintains at http://www.sec.gov.

APPROVAL OF DIRECTORS

The Board of Directors of the Company has approved the contents of this proxy statement and its mailing to the shareholders.

                                                                                                                          /s/ Donald A. French__________

                                                                                                                          Donald A. French, Secretary

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

UQM Technologies, Inc., 7501 Miller Drive, Frederick, Colorado 80530

The undersigned hereby appoints William G. Rankin and Donald A. French as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated below, all the shares of common stock of UQM Technologies, Inc. held of record by the undersigned on June 25, 2004 at the Annual Meeting of Shareholders to be held on August 11, 2004 or any adjournment thereof.

_________________________________________________________________________________________________

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW:

  TO ELECT FIVE DIRECTORS TO THE COMPANY'S BOARD OF DIRECTORS TO HOLD OFFICE UNTIL THE NEXT ANNUAL MEETING OF SHAREHOLDERS AND UNTIL THEIR SUCCESSORS ARE ELECTED.

William G. Rankin Ernest H. Drew Stephen J. Roy Jerome H. Granrud Donald W. Vanlandingham

ELECTION OF DIRECTORS ___ FOR all nominees listed above ___ WITHHOLD AUTHORITY

(except as marked to the contrary above) to vote for all nominees listed above

(INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through the nominee's name above.)

2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. The Board of Directors is not aware of any other matters to be presented at the meeting for approval by the shareholders.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NAMED NOMINEES.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated __________________, 2004 _____________________________________

Signature

Please mark, sign, date and return the proxy _______________________________

card promptly using the enclosed envelope. Signature, if held jointly